Exhibit 99.2

GoldMail Transcript

CEO Quarterly Update – Q3 2009

Slide 1

Hi, this is Chuck Mache, CEO of American TonerServ, and I want to spend a few minutes with you to provide an update on the company’s progress through the 3rd quarter of 2009.

Slide 2

We continue to make tangible growth strides as we march toward our mission to establish ATS as the brand of choice in the compatibles market as Hewlett Packard is in the OEM market.

Slide 3

We are pleased to announce another quarter of record results for American TonerServ for the third quarter ended September 30, 2009. We reported record revenue of $7.8 million in Q3. We are now on a $31 million annualized revenue run rate. Although the third quarter is historically our slowest quarter of the year as a result of some large education contracts that go dormant during summer months….and Florida hospital seasonality, we continued to show solid momentum, growing 6% from Q2 to Q3.

We also reached another milestone in Q3 when we announced selling over 1,000 toners a day.

Slide 4

We reported positive adjusted EBITDA for the third consecutive quarter, and given our conscious decision to continue to reinvest in our growth strategies, such as rolling back pricing in the 2 existing hospital divisions of our major hospital contract… a move made to allow us the opportunity to capture new divisions which we are currently bringing aboard… more on that in a minute…. We continue to reinvest in the business as we bolster our sales partner recruiting efforts.

Slide 5

As you will see, we’ve made significant improvements in the business over the last 5 quarters. The financial improvements reflect our ability to execute on our organic growth initiatives that we put in place shortly after I assumed the CEO responsibilities in February of this year.

Slide 6

We have successfully demonstrated our ability to transform from an acquisition company to an organic growth company….most demonstrated by our 2 major organic growth initiatives Expansion of our Sales Partner Program and the continued roll out of our national hospital contract.

Slide 7

With respect to the national hospital contract, we continue to increase revenue through executing on the hospital rollout that has the potential of 500 hospitals contained within 11 divisions throughout the United States.

Prior to the contract, we were servicing 2 existing divisions with 41 hospitals and 6,055 printers.

Since we formalized our relationship, we have rolled out 2 new divisions in 2009 with 28 hospitals and approximately 5,081 printers, and we are currently in the process of rolling out a 5 th Division with 12 hospitals and approximately 1,500 printers.

In total, we are now servicing 5 Divisions with 81 hospitals and over 12,000 printers.

Slide 8

We have been working to expand our Sales Partner Program, which is a recruitment initiative aimed to bring high volume sales professionals to the ATS community. I would like to clarify what we mean by “high volume sales professionals”. Individuals who are currently selling for either the OEM’s…..big box retailers…. or successful sales reps in the Printer Dealer world. “High Volume Sales Professionals” are those who can swing significant toner sales to ATS at a rate that is faster than our existing sales teams capabilities to do so. In some cases, these professionals have actually become our employees, and in other situations they are independent.

Slide 9

We have developed a solid platform for recruiting Sales Partners, as evidenced by the most recent hire we made; a twenty year veteran in the business who has managed a large account base of end-user business…she’s now a proud member of the ATS team.

Our pipeline of potential candidates for the Sales Partner Program continues to expand. It is our expectation that this will translate into meaningful future revenues as we continue to build a company that is focused on sales distribution.

Slide 10

Since March of this year, we have added 23 new Sales Partners… actively penetrating new customers and markets with American TonerServ products. Combined, they have brought in over $1.7M in new revenue from March through September.

Slide 11

We have a third strategic initiative for 2010 that I am REALLY excited about….our OEM Conversion..

Slide 12

Our strategy continues to be to capture both OEM and Compatible toner business. We have strong buying power in both segments of the business. Approximately half of the 1000 cartridges a day that we sell our OEM cartridges…. Our Conversion Strategy provides significant savings to our customers, improves ATS’s gross margins, and is a GREEN solution. This truly is a WIN-WIN situation for our customers, ATS and the environment.

Slide 13

The example you see is on one of the most popular HP cartridge models, the 42X. Customers can buy the HP OEM cartridge for a suggested retail price of $224 and ATS’s gross margins on OEM product range from 10-20%. Customers also have the option to buy our ATS Compatible 42X cartridge for approximately $170 and ATS’s gross margins on compatible products range from 30-50%. This equates to a 20-50% savings for the customer and significant margin improvement for ATS.

Extrapolate these numbers out across our entire customer base and the numbers start looking really exciting.

Our compatible products also offer a GREEN solution…a rapidly growing environmental focus… as they are remanufactured or recycled products, keeping significant waste out of our landfills.

SLIDE 14

We’ve made significant moves at the end of the third quarter focused on getting us to the next level as a public company. At our annual shareholder meeting in September, we bolstered our board of directors when Greg Curhan was elected to our board of directors…. Formerly of the Investment Banking firm Merriman, Curhan, and Ford… Through Greg’s guidance, we added the Investor Relations Group…an investor relations and public relations firm that specializes in small cap companies like ours. IRG has given us an entre into qualified brokers, fund managers, bankers, and analysts as we continue to build shareholder value by investing in educating the world on the ATS platform.

Slide 15

Our third quarter press release is attached…..and

Slide 16

I’m committed to keeping you apprised of our progress as the year unfolds and intend to reach out to you quarterly as we announce our financial results.

If you haven’t reviewed our latest release on our third quarter financials, you may do so on our website. I’d like to thank our investor, partners and customers for your continued support of ATS and do feel free to reach out to me at any time. All the best.